Exhibit 10.8
COMMERCIAL VEHICLE GROUP, INC.
2020 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
[Employee name] (the “Grantee”) is granted, effective as of [Date], a performance award (the “Award”) with a target payout of _____________ Performance Shares (the “Target Award”), subject to the terms and conditions of this Agreement and the 2020 Equity Incentive Plan (the “Plan”) of Commercial Vehicle Group, Inc. (the “Company”). The Award is subject to the terms and conditions set forth below and in the Plan, which is incorporated by reference in, and made a part of, this Performance Award Agreement (this “Agreement”). To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.Grant of Award:
(a)Award.
(i)    Subject to the provisions of this Section 1 and Section 2 hereof, the Award hereunder shall become earned on December 31, 2025 based upon the Company’s relative “Total Shareholder Return” in terms of ranking as compared to the “Peer Group” over the period beginning on January 1, 2023 and ending on December 31, 2025 (the “Performance Period”) in accordance with the schedule below. For purposes of the comparison to the Peer Group, if a company in the Peer Group ceases to be traded on a “national securities exchange,” which for purposes hereof is a securities exchange that has been registered with the U.S. Securities and Exchange Commission pursuant to Section 6 of the Exchange Act before the end of the Performance Period, then the Committee shall make any adjustments to the Peer Group and the quartiles as the Committee deems fair and appropriate, and the Committee shall give effect to such adjustments in its calculation of Total Shareholder Return over the Performance Period, in any manner that the Committee deems fair and appropriate. The Committee shall communicate the adjusted Peer Group and the methodology for calculating Total Shareholder Return to the Grantee within a reasonable time following the date that such adjustments are made.

Total Shareholder Return Ranking over Performance Period	Percent of Target Award[1]
>75th Percentile	200% of Target
50th Percentile	100% of Target
25th Percentile	50% of Target
<25th Percentile	No Payout

No amount shall become earned and payable if the Company’s actual Total Shareholder Return for the Performance Period is below the 25th percentile as set forth in the schedule above. The maximum amount that may become earned and payable pursuant to the Award hereunder shall not exceed the amount set forth above corresponding to the Maximum level of performance.
(ii)    For purposes hereof, the term “Peer Group” shall mean a published group of peer companies traded on a “national securities exchange” as selected by the Committee in consultation with the Company’s executive management and communicated to the Grantee within thirty (30) days following the date first above written, as the same may be adjusted pursuant to paragraph 1(a)(i) above.
1    Maximum payout will be 200% of the Target Award, Target payout will be 100% of the Target Award, and Threshold payout will be 50% of the Target Award.
US_Active\117765821\V-1

(iii)    For purposes hereof, the term “Total Shareholder Return” shall mean the percentage change in value (positive or negative) over the applicable measurement period as measured by dividing (A) the sum of (I) the cumulative value of dividends and other distributions paid on the Common Stock (or the publicly traded common stock of the applicable Peer Group company) for the applicable measurement period, assuming the dividends are reinvested in such company’s common stock effective as of the distribution “ex-dividend” date based on the closing price for such company, and (II) the difference (positive or negative) between each such company’s “Starting Stock Price” and “Ending Stock Price,” by (B) the Starting Stock Price. The “Starting Stock Price” for the Common Stock (or the publicly traded common stock of the applicable Peer Group company) shall be the average of the closing prices for each trading day within the twenty (20) trading days ending on the trading day before the first day of the applicable measurement period. The “Ending Stock Price” for the Common Stock (or the publicly traded common stock of the applicable Peer Group company) shall be the average of the closing prices for each trading day within the twenty (20) trading days ending on the last trading day of the applicable measurement period.
(b)Conditions to Payment. Payment of the Award hereunder shall be conditioned upon the Grantee’s continued employment or other service (including Board service) with the Company or its Subsidiaries through December 31, 2025 and compliance with the terms and covenants of this Agreement, provided, however, in connection with a Change in Control, the provisions set forth in Section 13 of the Plan shall govern with respect to the acceleration of the vesting of payment of the Award. The Award hereunder is not intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.
(c)Time and Form of Payment of Performance Awards. To the extent that the Award hereunder becomes earned in accordance with the terms and conditions of this Agreement, the Award shall be paid to the Grantee as soon as administratively feasible upon vesting, but in no event later than the earlier of (i) March 15, 2026 or (ii) March 15 of the calendar year immediately following acceleration of the vesting of payment of the Award under Section 13 of the Plan. The Grantee shall not have the ability to elect to defer payment of any portion of the Award. Payment of the Award shall be made to the Grantee in a cash amount equal to the fair market value of the Award as of the end of the Performance Period.
(d)Committee Authority. The Committee shall in good faith make all determinations necessary or appropriate to determine whether the performance conditions hereunder have been satisfied. The Committee’s determinations shall be final, binding and conclusive upon all parties, absent manifest error or bad faith.
(e)Adjustments. In the event of an exchange, tender offer, merger, consolidation, recapitalization, split, combination or otherwise, the Committee shall make appropriate adjustments to the applicable Total Shareholder Return performance metrics to the extent necessary to reflect such event and preserve the intended economic benefits hereunder. The Committee’s adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement, absent manifest error or bad faith.
(f)Forfeiture of Unearned Award. Any portion of the Award hereunder that does not become earned in accordance with the provisions of this Agreement shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.
2.Termination:
(a)General. Except as provided in Section 2(b) hereof, or unless otherwise determined by the Committee in its sole discretion, in the event of the Grantee’s termination of employment or other service with the Company and its Subsidiaries for any reason prior to the expiration of the Performance Period, the Award hereunder shall be automatically forfeited and cancelled as of the date of such termination without any consideration being paid therefore and otherwise without any further action of the Company whatsoever. In the event of the Grantee’s

2
US_Active\117765821\V-1

termination of employment or other service with the Company and its Subsidiaries for any reason on or following expiration of the Performance Period, the Grantee shall retain the right to receive payment of the Award hereunder in accordance with the provisions of Section 1 hereof, provided that upon a termination for Cause at any time prior to payment of the Award hereunder, the Award shall be automatically forfeited and cancelled for no value without any consideration being paid therefore and otherwise without any further action of the Company whatsoever.
(b)Rule of 70. If Grantee’s employment with the Company terminates (other than for Cause) prior to the expiration of the Performance Period and on or after Grantee’s Rule of 70 Date, as defined below, then the Award shall be earned on a pro-rata basis and paid based on the Total Shareholder Return calculated through the end of the Performance Period, as if the Grantee remained an active employee of the Company. For this purpose, the “Rule of 70 Date” means the date that the sum of the Grantee’s age plus total Service, as defined below, is equal to or greater than seventy (70), so long as Grantee’s age is equal to or greater than 60. “Service” means the aggregate number of completed years of continued employment with the Company (including any period of service as a non-employee director), as conclusively determined by the Company without regard to any later determinations or findings regarding Grantee’s employment status by any third party.
(c)Expiration of Performance Period on Change in Control. Notwithstanding any other provision herein to the contrary, in the event of a Change in Control prior to the expiration of the Performance Period, the Award shall be based on the Total Shareholder Return calculated through the day prior to closing date of the Change in Control (which date shall be deemed the end of the Performance Period in such event), provided, however, the Award earned and paid shall be the greater of the Target Award or the amount set forth in the chart in Section 1(a)(i) above if performance is above the Target Award, subject to any terms and conditions set forth in the Plan.
3.Confidentiality.
(a)Non-use and Non-Disclosure of Confidential Information. Grantee acknowledges that the Company and its subsidiaries continually develop Confidential Information (defined below), that the Grantee may develop Confidential Information for the Company or its subsidiaries during Grantee’s employment with the Company, and that Grantee may learn of Confidential Information during the course of such employment. Grantee will comply with the policies and procedures of the Company and its subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his or her duties and responsibilities to the Company and its subsidiaries), any Confidential Information obtained by Grantee incident to his or her employment or other association with the Company or any of its subsidiaries. Grantee agrees to only use the Company’s Confidential Information as necessary to perform his or her job during employment with the Company. Grantee understands that this restriction shall continue to apply after his or her employment terminates, regardless of the reason for such termination. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Grantee, shall be the sole and exclusive property of the Company and its subsidiaries. Grantee shall safeguard all Documents and shall surrender to the Company at the time his or her employment terminates, or at such earlier time or times as the Company may specify, all Documents then in the Grantee’s possession or control.
(b)Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its subsidiaries that is not generally known by others with whom the Company or its subsidiaries compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its subsidiaries, (ii) the Company and its subsidiaries Products (defined below), (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) the identity and special needs of the customers of the Company and its

3
US_Active\117765821\V-1

subsidiaries and (v) the people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its subsidiaries with any understanding, express or implied, that the information would not be disclosed. For purposes of this Agreement, “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its subsidiaries, together with all services provided or planned by the Company or any of its subsidiaries, during Grantee’s employment with the Company or any of its subsidiaries.
4.Restricted Activities. Grantee, as a condition to the Award and in consideration of Participant's continued employment by the Company and/or its subsidiaries, agrees that some restrictions on Grantee’s activities during and after his or her employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries and agrees as follows:
(a)Noncompetition. For a period of time beginning on the date Grantee executes a copy of this Agreement and continuing for a period ending on the date which is one (1) year after Grantee’s employment terminates (the “Noncompetition Period”) Grantee shall not, whether as owner, partner, investor, consultant, agent, Grantee, co-venturer or otherwise, engage in, assist or have any active interest in a business that competes with the Company or any of its subsidiaries (“Competing Business Line”) or otherwise compete with the Company or any of its subsidiaries: (i) anywhere throughout the world; (ii) in North America; (iii) in the United States; and/or (iv) in those states of the United States in which the Company or any of its subsidiaries sells products or conducts business activities. Specifically, but without limiting the foregoing, Grantee agrees that during the Noncompetition Period, Grantee shall not: (A) undertake any planning for any business competitive with the Company or any of its subsidiaries; or (B) engage in any manner in any activity that is competitive with the business of the Company or any of its subsidiaries. For the purposes of this Section 4, Grantee’s undertaking shall encompass all items, products and services that may be used in substitution for Products.
(b)Conflict of Interest. Grantee agrees that, during his or her employment with the Company, he or she will not undertake any outside activity, whether or not competitive with the business of the Company or its subsidiaries that could reasonably give rise to a conflict of interest or otherwise interfere with his or her duties and obligations to the Company or any of its subsidiaries.
(c)Nonsolicitation. Grantee further agrees that while he or she is employed by the Company and during the Noncompetition Period, Grantee will not, (i) hire or attempt to hire any employee of the Company or any of its subsidiaries, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its subsidiaries, (iii) assist in hiring or any attempt to hire anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any competing business or activity. For purposes of Grantee’s obligations hereunder during that portion of the Noncompetition Period that follows termination of Grantee’s employment, employee, independent contractor, customer or vendor of the Company or any of its subsidiaries shall mean any Person who was such at any time during the six (6) months immediately preceding the date of the termination of Grantee’s employment.
(d)Enforceability. In the event that the one (1) year period stated above is held unenforceable by a court of competent jurisdiction due to its length, then the period shall be six (6) months or such other time as determined enforceable by such court.
5.Non-Inducement. Grantee will not directly or indirectly assist or encourage any person or entity in carrying out or conducting any activity that would be prohibited by this Agreement if such activity were carried out or conducted by Grantee.
6.Assignment of Rights to Intellectual Property. Grantee shall promptly and fully disclose all Intellectual Property (defined below) to the Company. Grantee hereby assigns and agrees to assign to the Company

4
US_Active\117765821\V-1

(or as otherwise directed by the Company) Grantee’s full right, title and interest in and to all Intellectual Property. Grantee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Grantee will not charge the Company for time spent in complying with these obligations. All copyrightable works that Grantee creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Section 8, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Grantee (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company or any of its subsidiaries) during Grantee’s employment with the Company or any of its subsidiaries (including prior to the Effective Date if applicable) that relate to either the Products or any prospective activity of the Company or any of its subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries.
7.Consideration and Acknowledgments. Grantee acknowledges and agrees that the covenants described in Sections 3 through 6 of this Agreement are essential terms, and the underlying Award would not be provided by the Company in the absence of these covenants. Grantee further acknowledges that these covenants are supported by adequate consideration as set forth in this Agreement, that full compliance with these covenants will not prevent Grantee from earning a livelihood following the termination of his or her employment, and that these covenants do not place undue restraint on Grantee and are not in conflict with any public interest. Grantee acknowledges that (i) Grantee has had access to Company’s trade secrets and Confidential Information at the highest levels, including without limitation manufacturing and marketing strategy, customer strategy and lists, technical know-how, product and process research and development, and business plans, (ii) Grantee has had access to Confidential Information regarding and has been privy to discussions and strategy sessions at the highest levels of the Company regarding all aspects, business lines and product segments of the Company, and (iii) that these trade secrets and Confidential Information would inevitably be disclosed were Grantee to work for a competitor. Grantee further acknowledges and agrees that Grantee fully understands these covenants, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, that these covenants are reasonable and enforceable in every respect, and has voluntarily agreed to comply with these covenants for their stated term. Grantee agrees that in the event he or she is offered employment with a competing business at any time in the future, Grantee shall immediately notify the competing business of the existence of the covenants set forth above.
8.No Assignments: This Agreement is personal to each Grantee. The Grantee shall not assign, transfer or delegate any right or obligation hereunder without first obtaining the written consent of the Company.
9.Withholding Taxes: The Company may withhold from any and all amounts payable to the Grantee hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
10.Governing Law: This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
11.Other Benefits: The Award is an incentive award and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
12.No Right to Continued Employment or Service: Nothing in this Agreement shall confer upon the Grantee any right to continued employment or other service with the Company or its Subsidiaries, or to interfere in any way with the right of the Company or its Subsidiaries to terminate the Grantee’s employment or other service at any time and for any reason (or no reason).
13.Unfunded Benefit: The Award shall not be deemed to create a trust or other funded arrangement. The Grantee’s rights with respect to the Award shall be those of a general unsecured creditor of the Company, and under no circumstances shall the Grantee have any other interest in any asset of the Company by

5
US_Active\117765821\V-1

virtue of the grant of the Award. Notwithstanding the foregoing, the Company shall have the right (but not the obligation) to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations with respect to the Award.
14.Code Section 409A Compliance: Although the Company makes no guarantee with respect to the tax treatment of payment of the Award hereunder and shall not be responsible in any event with regard to non-compliance with Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder, this Agreement is intended to either comply with, or be exempt from, the requirements of Section 409A of the Code. To the extent that this Agreement is not exempt from the requirements of Section 409A of the Code, this Agreement is intended to comply with the requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Grantee by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code.
15.Entire Agreement: This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. This Agreement may be amended or modified only by a written instrument executed by the Company and the Grantee. To the extent there are any conflicts between provisions this Agreement and any applicable employment agreement entered into between Grantee and the Company or its subsidiaries, the provisions of such employment agreement shall govern and nothing in this Agreement shall in any way amend, supersede or otherwise change any provisions or rights contained in such employment agreement.
16.Recoupment: The Grantee’s rights with respect to the Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Grantee, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
COMMERCIAL VEHICLE GROUP, INC.

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

____________________________

6
US_Active\117765821\V-1